                                                                    EXHIBIT 99.1

Contacts:  Anthony Wasserman                              David Lilly
           FNC Holdings Inc.                              Joe Kuo
           248-712-7220                                   Kekst and Company
                                                           For FNC Holdings Inc.
                                                          212-521-4800


                       FRANK'S NURSERY & CRAFTS, INC. AND

              FNC HOLDINGS INC. FILE VOLUNTARY CHAPTER 11 PETITIONS

         ALL FRANK'S NURSERY & CRAFTS STORES OPEN AND SERVING CUSTOMERS


         TROY, MICHIGAN, February 20, 2001 - Frank's Nursery & Crafts, Inc., the nation's leading specialty retailer of lawn and garden products and its parent, FNC Holdings Inc., announced today that each has filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The filings, made yesterday in the United States Bankruptcy Court in Baltimore, Maryland, will enable the Company to focus on operating its business and serve its customers while the Company develops a plan to reorganize its capital structure and strengthen its financial condition.

         Frank's further announced that it has obtained a $ 100 million Debtor -In - Possession (DIP) financing commitment for a two year period from a lending group led by Wells Fargo Retail Finance, LLC. Upon Court approval, such financing will be available to the Company to meet its operating needs and fulfill its obligations under normal terms to suppliers and vendors for goods and services that are provided after today's filing. The Company also announced that it currently expects to close approximately 24 under-performing stores as part of its reorganization plan.

         Joseph R. Baczko, Chairman and CEO of FNC Holdings, said: "During 2000, adverse weather patterns negatively impacted lawn and garden sales across most of our principal markets in the Midwest and Northeast. What turned out to be a difficult lawn and garden season for us this year was followed by poor comparative results in our Trim-A-Tree holiday sales, which was consistent with the general softness in sales at retailers during the Christmas period. In addition, our planned program of sales of 44 closed stores did not meet our expectations due, in large part, to market conditions late last year. We intend to continue to pursue these sales aggressively," said Mr. Baczko.


                                    --more--

         "The substantial funding commitment we now have obtained should enable Frank's to maintain normal operations through the important months ahead while allowing us to focus on an expeditious reorganization. Our stores will be fully stocked and open for business as usual, ready to serve our customers. Despite our near-term challenges, we are fortunate to have large and loyal customer franchise that has come to rely upon us for all its lawn and garden needs. Our aim is to continue to provide our customers with the best products and services competitively. We are also fortunate to have outstanding and committed personnel at all levels of our organization, and are extremely appreciative of their commitment to Frank's," concluded Mr. Baczko.

         As of February 19, 2001, Frank's operated 218 specialty retail stores in 15 states, primarily in the Midwest and Northeast. The Company's principal business is the sale of lawn and garden products, which include green and flowering plants for outdoor and indoor use, live landscape products such as trees and shrubs, fertilizers, seeds, bulbs, gardening tools and accessories, planters, watering equipment, garden statuary and furniture, wild bird food and feeders, mulches and specialty soils. Frank's also is a leading retailer of Christmas Trim-A-Tree merchandise, artificial flowers and arrangements, garden and floral crafts and home decorative products. In its fiscal year ending January 28, 2001, Frank's had sales of approximately $435 million and employed approximately 1,650 full-time and 4,250 part-time employees.


                                       ###